Exhibit 10.20

PMC Financial Services Group, LLC

Schedule #2 to

Loan and Security Agreement

Borrower:	THE REAL GOOD FOOD COMPANY, LLC

Address:	3960 W. Hemlock St. Oxnard, CA 93035

Date:	December 01, 2019 (the “Effective Date”)

This Schedule forms an integral part of the Loan and Security Agreement between PMC Financial Services Group, LLC and the above-borrower of even date, and is supplementary to the existing Schedules.

1. LOAN AMOUNT (Section 1.1):	$ 1,714,462.81 (the “Cap Ex Loan”)

Subject to the terms and conditions of this Agreement, Lender hereby terms out the existing Capital Expenditures Loans in the amount of $1,714,462.81, plus any accrued and unpaid interim interest thereon.

The Cap Ex Loan shall be repaid by the Borrower to Lender as follows: three months of interest only payments commencing on January 31, 2019 and continuing on the last day of each month thereafter, followed by equal payments of principal, plus accrued but unpaid interest, in the amount of $38,289.80, on the last day of each calendar month commencing on April 30, 2019, and continuing on the last day of each month thereafter with the remaining principal balance plus all other Obligations relating to the CapEx Loan (including accrued and unpaid interest thereon) due in a balloon payment on the Maturity Date. Any portion of the Cap Ex Loan that is repaid may not be reborrowed.

Payments shall be made by ACH transfer on the date due. If any payment of principal or accrued interest is not made within ten days after the date due, Borrower shall pay Lender a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as Lender’s consent to Borrower’s failure to pay any amounts when due, and Lender’s acceptance of any such late payments shall not restrict Lender’s exercise of any remedies arising out of any such failure.

MATURITY DATE

The earliest of the following dates (“Maturity Date”): (i) the date all Obligations have been paid in full and all commitments of Lender hereunder to extend credit hereunder have terminated; or (ii) June 30, 2021;

or (iii) the date this Agreement terminates by its terms or is terminated, as provided in this Agreement. On the Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), the entire unpaid principal balance of the Cap Ex Loan , plus all other Obligations relating to the Cap Ex Loan (including accrued and unpaid interest thereon) shall be due and payable.

2. INTEREST.

Interest Rate (Section 1.2

The Capex Loan shall continue to bear interest at an annual rate equal to the “Prime Rate” as of the Effective date of the Schedule (June 30, 2016), plus 8.50%, which was then 12.0% (but will have this as a fixed/set monthly payment for the entire term for cash flow and accounting purposes). If the Prime Index Rate, should increase from June 30, 2016 any additional interest on the Loans shall be charged on a quarterly basis. Conversely, if the prime rate should go down, the Borrower will benefit on this as well, but never lower than the initial interest rate at funding of 12.0% per annum.

Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Without limited any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional five percent (5.0%) per annum (the “Default Rate”).

Usury Savings Clause:

Notwithstanding the provisions of this Agreement regarding the rates of interest applicable to the Cap Ex Loan and other loans hereunder, if at any time the amount of such interest computed on the basis of the interest rate set forth herein (the “Applicable Interest Rate”) would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the “Maximum Legal Rate”), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between the Borrower and Lender or default of the Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (“Excess”), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the remaining Obligations; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

The provisions of this usury savings clause shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this usury savings clause is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this usury savings clause.

If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this usury savings clause shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

3. FEES (Section 1.4):

Facility Fee:	The (1.0%) Facility Fee will be waived by Lender.

4. FINANCIAL COVENANTS

(Section 5.1):

No Financial Covenants

5. REPORTING.

(Section 5.3):

Same reporting requirements set forth in previous Schedule

6. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower delivered on or about April 28, 2016 and previously submitted to Lender (the “Representations”) is true and correct as of the date hereof.

7. COLLATERAL:

This Capex Loan is secured, in part, by a 1st priority lien on Borrower’s specific equipment listed in Exhibit A

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Borrower:	Lender:

THE REAL GOOD FOOD COMPANY, LLC	PMC Financial Services Group, LLC, a Delaware limited liability company
By: /s/ Bryan Freeman
Name: Bryan Freeman	By: /s/ Walter E. Buttkus, III
Title: Chief Executive Officer	Name: Walter E. Buttkus, III
Title: President

Exhibit A

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